Wachovia Bank, National Association
8739 Research Drive, URP4
Charlotte, NC 28288-1075
WACHOVIA SECURITIES

1123 SERVICER’S CERTIFICATE

Reference is hereby made to that certain Trust and Servicing Agreement dated as of March 1, 2007, by and among Citigroup Commercial Mortgage Securities Inc., as Depositor, Wachovia Bank, National Association, as Master Servicer, Midland Loan Services, Inc., as Master Servicer, Capmark Finance Inc., as Master Servicer, LNR Partners, Inc., as Special Servicer and  Wells Fargo Bank, National Association, as Trustee, with respect to Commercial Mortgage Pass-Through Certificates, CD 2007-CD-4 (the "Agreement").  Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 3.13 of this Agreement, Timothy Ryan, and Marilyn Addison, Managing Director of Customer Relationship Management and Director of Compliance Third Party Oversight, do hereby certify that:

1.
A review of the activities of the Master Servicer during the period from March 1, 2007 to December 31, 2007, and of its performance under the Agreement during such period has been made under our supervision; and

2.
To the best of our knowledge, based on such review, the Master Servicer has fulfilled all of its  obligations under this Agreement in all material respects throughout the period March 1, 2007 through December 31, 2007; and

IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the 10th day of March 2008.

/s/ Timothy S. Ryan	/s/ Marilyn Addison
Timothy S. Ryan, Managing Director Wachovia Bank National Association	Marilyn Addison, Director Wachovia Bank National Association

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